UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2010

Dollar Financial Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2010, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Dollar Financial Corp., a Delaware corporation (the “Company”), took the actions described below.

2011 Management Cash Bonus Program

The Committee approved a cash bonus program for the Company’s fiscal year ended June 30, 2011 (“Fiscal 2011”) pursuant to which certain management personnel of the Company will participate (the “2011 Cash Bonus Program”), including each of the Company’s named executive officers: Jeffrey Weiss, Chairman and Chief Executive Officer; Randy Underwood, Executive Vice President and Chief Financial Officer; Norman Miller, Executive Vice President and Chief Operating Officer; Syd Franchuk, Executive Vice President and Chairman — National Money Mart Company; and Silvio Piccini, Senior Vice President and Managing Director — United Kingdom Operations (collectively, the “NEOs”).

The 2011 Cash Bonus Program provides for target and maximum bonus opportunities as a percentage of each participant’s annual base compensation for Fiscal 2011, with that percentage determined based upon the Company’s achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals, the performance of the business unit in which the participant operates, and/or the Company’s achievement of strategic objectives established by the Board.

The following table sets forth the target and maximum bonus opportunities for each of the NEOs under the 2011 Cash Bonus Program, expressed as a percentage of each NEO’s annual base compensation for Fiscal 2011:

Named Executive Officer	Target Bonus Opportunity	Maximum Bonus Opportunity
Jeffrey Weiss	125%	175%
Randy Underwood	90%	180%
Norman Miller	90%	180%
Sydney Franchuk	60%	120%
Silvio Piccini	50%	100%

Under the 2011 Cash Bonus Program, the bonuses of Messrs. Weiss, Underwood and Miller will be based on the Company’s consolidated EBITDA for Fiscal 2011, the bonus of Mr. Franchuk will be based on the performance of the Company’s Canadian business unit during Fiscal 2011 and the bonus of Mr. Piccini will be based primarily on the performance of the Company’s U.K. business unit during Fiscal 2011.

The Committee and/or the Board will determine the EBITDA operating targets and methodology on which bonuses are paid pursuant to the 2011 Cash Bonus Program based upon methods historically used by the Company. The Committee and the Board retain the right to amend, alter or terminate the 2011 Cash Bonus Program at any time. Bonuses under the 2011 Cash Bonus Program will be calculated and paid after finalizing the Company’s annual financial results for Fiscal 2011.

2011 Long-Term Incentive Program

The Committee approved a long-term incentive program for Fiscal 2011 (the “2011 LTIP”), pursuant to which certain management personnel of the Company, including each of the NEOs, are eligible to receive (i) options to purchase shares of the Company’s common stock (“Options”), (ii) restricted stock units of the Company’s common stock (“RSUs”), and (iii) long term incentive cash payments (“Incentive Cash Payments”).

The Options and RSUs, which have a grant date of June 7, 2010, vest ratably on a quarterly basis over a three-year period beginning with the quarter ending September 30, 2010. When vested, the Options will be exercisable at a price of $17.97 per share, the closing price of the Company’s common stock on June 7, 2010. The Incentive Cash Payments vest ratably on an annual basis over a three-year period beginning on June 30, 2011 if, and only if, the Company attains a consolidated EBITDA target for Fiscal 2011 and/or other strategic objectives established by the Board.

The following table sets forth the number of shares of the Company’s common stock subject to the Options and RSUs, and the amounts with respect to the Incentive Cash Payments, awarded to each of the NEOs under the 2011 LTIP:

			Incentive
Named Executive Officer	Options	RSUs	Cash Payment
Jeffrey Weiss	21,277 shares	21,925 shares	$394,000
Randy Underwood	15,817 shares	16,300 shares	$292,905
Norman Miller	15,817 shares	16,300 shares	$292,905
Sydney Franchuk	3,943 shares	4,064 shares	$73,024
Silvio Piccini	5,879 shares	6,059 shares	$108,874

Compensation Increase for Certain Named Executive Officers

The Committee approved the following annual compensation adjustments effective July 1, 2010: (i) the annual base compensation for Norman Miller was increased to $505,000; and (ii) the annual base compensation for Silvio Piccini was increased to $305,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dollar Financial Corp.

June 11, 2010	By:	/s/ William M. Athas

Name: William M. Athas
Title: Senior Vice President of Finance and Corporate Controller